Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
Press Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE ANNOUNCES €400 MILLION PRIVATE OFFERING
OF SENIOR SECURED NOTES

DALLAS, TEXAS – September 1, 2017 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced that, subject to market conditions, it intends to offer €400 million in aggregate principal amount of senior secured notes due 2025 (the "Notes") for sale to eligible purchasers in a private offering (the "Notes Offering").  The Notes would be issued by the Company's wholly-owned subsidiary Kronos International, Inc., and guaranteed on a senior secured basis by the Company and its domestic wholly-owned subsidiaries.  The Company intends to use the net proceeds from the Notes Offering to prepay in full the outstanding balance of its existing term loan indebtedness ($338.6 million principal amount outstanding), and repay all indebtedness outstanding under its North American revolving credit facility.  The balance of the net proceeds from the Notes Offering would be available for the Company's general corporate purposes.

The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. These statements may include, but are not limited to, statements regarding the terms of the Notes, the completion, timing or size of the proposed private offering, and the anticipated use of proceeds from the Notes Offering. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

* * * * *